Exhibit 23.1

CONSENT OF ERNST & YOUNG LTD

Zurich, 28 November 2014

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about 28 November 2014), pertaining to the UBS Financial Services Incorporated of Puerto Rico Savings Plus Plan, of our report dated 6 March 2014 with respect to the consolidated financial statements of UBS AG, included in its Annual Report (Form 20-F), for the year ended 31 December 2013, filed with the Securities and Exchange Commission.

Ernst & Young Ltd

/s/ Jonathan Bourne	/s/ Troy J. Butner
Jonathan Bourne	Troy J. Butner
Licensed Audit Expert	Certified Public Accountant (U.S.)